Exhibit 97

ManpowerGroup Inc.

SENIOR EXECUTIVE COMPENSATION RECOVERY POLICY

Adopted as of August 4, 2023

I.
PURPOSE.

The purpose of this Policy is to describe the circumstances in which Covered Individuals will be required to repay or return Erroneously Awarded Compensation to members of the Company Group in the event of an Accounting Restatement. This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Exchange Act, Rule 10D-1 promulgated under the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual.

II.
ADMINISTRATION.

This Policy shall be administered by the Committee. Any determinations made by the Committee shall be final and binding on all affected individuals.

III.
DEFINITIONS.

For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.

“Accounting Restatement” shall mean an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).

“Clawback Eligible Incentive Compensation” shall mean, in connection with an Accounting Restatement and with respect to each individual who served as a Covered Individual at any time during the applicable performance period for any Incentive-Based Compensation (whether or not such Covered Individual is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company Group), all Incentive-Based Compensation Received by such Covered Individual (i) on or after the Effective Date, (ii) after beginning service as a Covered Individual, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (iv) during the applicable Clawback Period.

“Clawback Period” shall mean, with respect to any Accounting Restatement, the three (3) completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) within or immediately

Exhibit 97

following those three (3) completed fiscal years. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine (9) to twelve (12) months shall be deemed a completed fiscal year.

“Committee” shall mean the People, Culture and Compensation Committee of the Board of Directors of the Company.

“Company” shall mean ManpowerGroup Inc., a Wisconsin corporation.

“Company Group” shall mean the Company, together with each of its direct and indirect subsidiaries.

“Covered Individuals” shall mean (i) each Executive Officer and (ii) other senior officers of the Company as may be determined from time to time by the Committee.

“Effective Date” shall mean October 2, 2023.

“Erroneously Awarded Compensation” shall mean, with respect to each Covered Individual in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that is Received by such Covered Individual that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received by such Covered Individual had it been determined based on the restated amounts, computed without regard to any taxes paid. With respect to any compensation plans or programs that take into account Incentive-Based Compensation, the amount of Erroneously Awarded Compensation subject to recovery hereunder includes, but is not limited to, the amount contributed to any notional account based on Erroneously Awarded Compensation and any earnings accrued to date on that notional amount.

“Executive Officer” shall mean each individual who is or was designated as an “officer” of the Company in accordance with 17 C.F.R. 240.16a-1(f). Identification of an executive officer for purposes of this Policy shall include at a minimum executive officers identified pursuant to 17 C.F.R. 229.401(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Financial Reporting Measures” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall for purposes of this Policy be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.

“Incentive-Based Compensation” shall mean any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

“NYSE” shall mean The New York Stock Exchange.

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“Policy” shall mean this Senior Executive Compensation Recovery Policy, as the same may be amended or restated from time to time.

“Received” shall, with respect to any Incentive-Based Compensation, mean actual or deemed receipt by the Covered Individual. Incentive-Based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award or applicable granting policy is attained, even if payment or grant of the Incentive-Based Compensation occurs after the end of that period.

“Restatement Date” shall mean the earlier to occur of (i) the date the Board of Directors, a committee of the Board of Directors, or the officers of the Company authorized to take such action if Board of Directors’ action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

“SEC” shall mean the U.S. Securities and Exchange Commission.

IV.
Repayment of Erroneously Awarded Compensation.

(a)
In the event of an Accounting Restatement, the Committee shall determine the amount of any Erroneously Awarded Compensation promptly after the Restatement Date for each Covered Individual in connection with such Accounting Restatement and shall promptly thereafter provide each Covered Individual with a written notice containing the amount of Erroneously Awarded Compensation and a demand for repayment or return, as applicable. For Incentive-Based Compensation based on (or derived from) stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received (in which case, the Company shall maintain documentation of such determination of that reasonable estimate and provide such documentation to the NYSE).

(b)
The Committee shall have broad discretion to determine the appropriate means of recovery of Erroneously Awarded Compensation based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of delaying recovery. To the extent that the Committee determines that any method of recovery other than repayment by the Covered Individual in a lump sum in cash or property is appropriate, the Company shall offer to enter into a repayment agreement (in a form reasonably acceptable to the Committee) with the Covered Individual. If the Covered Individual accepts such offer and signs the repayment agreement within thirty (30) days after such offer is extended, the Company shall countersign such repayment agreement. If the Covered Individual fails to sign the repayment agreement within thirty (30) days after such offer is extended, the Covered Individual will be required to repay the Erroneously Awarded Compensation in a lump sum in cash (or such property as the Committee agrees to accept with a value equal to such Erroneously Awarded Compensation) on or prior to the date that is one hundred twenty (120) days following the Restatement Date. For the avoidance of

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doubt, except as set forth in paragraph IV(d) below, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of a Covered Individual’s obligations hereunder.

(c)
To the extent that a Covered Individual fails to repay all Erroneously Awarded Compensation to the Company Group when due (as determined in accordance with paragraph IV(b) above), the Company shall, or shall cause one or more other members of the Company Group to, take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Covered Individual. The applicable Covered Individual shall be required to reimburse the Company Group for any and all expenses reasonably incurred (including legal fees) by the Company Group in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.

(d)
Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by paragraph IV(b) and (c) above if any of the following conditions are met and the Committee determines that recovery would be impracticable:

i.
The direct expenses paid to a third party to assist in enforcing the Policy against a Covered Individual would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously Awarded Compensation, documented such attempts and provided such documentation to the NYSE;

ii.
Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation and a copy of the opinion is provided to the NYSE; or

iii.
Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

V.
Reporting and Disclosure.

The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including the disclosure required by the applicable SEC filings.

VI.
Indemnification Prohibition.

The Company Group shall not be permitted to indemnify any Covered Individual against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned, or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company Group’s

Exhibit 97

enforcement of its rights under this Policy. Further, the Company Group shall not enter into any agreement that exempts any Incentive-Based Compensation from the application of this Policy or that waives the Company Group’s right to recovery of any Erroneously Awarded Compensation and this Policy shall supersede any such agreement (whether entered into before, on, or after the date this Policy was adopted).

VII.
Interpretation.

The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy.

VIII.
Amendment; Termination.

The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. The Committee may terminate this Policy at any time. Notwithstanding anything in this paragraph to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are listed.

IX.
Other Recoupment Rights; No Additional Payments.

The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any incentive compensation agreement, equity award agreement, or any other agreement entered into on or after the date of adoption of this Policy shall, as a condition to the grant of any benefit thereunder, require a Covered Individual to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company Group under applicable law, regulation, or rule or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company. Notwithstanding the preceding sentence, upon the Effective Date of this Policy, this Policy shall supersede and replace that certain Incentive Compensation Clawback Policy adopted by the Company on July 31, 2012. For the avoidance of doubt, any Covered Individual that is subject to this Policy shall not also be subject to the terms of the Company’s Broad-Based Compensation Recovery Policy and this Policy shall govern the terms of any recovery of Incentive-Based Compensation Received by such Covered Individual.

X.
Successors.

This Policy shall be binding and enforceable against all Covered Individuals and their beneficiaries, heirs, executors, administrators, or other legal representatives.

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